Exhibit 10.2
2021 LONG-TERM OFFICER CASH INCENTIVE AWARD AGREEMENT
CALLON PETROLEUM COMPANY
2020 OMNIBUS INCENTIVE PLAN

THIS AGREEMENT (“Agreement”) is effective as of [DATE] (the “Effective Date”), by and between Callon Petroleum Company, a Delaware corporation (the “Company”), and ____________________ (the “Grantee”).
The Company has adopted the 2020 Callon Petroleum Company Omnibus Incentive Plan (the “Plan”), which by this reference is made a part hereof, for the benefit of eligible employees, directors and independent contractors of the Company and its Subsidiaries. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Plan. The Committee has determined that it would be in the interest of the Company and its stockholders to grant the cash bonus award provided herein to the Grantee in order to provide Grantee with additional remuneration for services rendered, to encourage Grantee to remain in the employ of the Company or its Subsidiaries and to increase Grantee’s personal interest in the continued success and progress of the Company.
The Company and Grantee therefore agree as follows:
1.General. Pursuant to the Plan and subject further to the terms and conditions herein, the Company and Grantee enter into this Agreement pursuant to which the Grantee is eligible to receive a cash incentive award (the “Long-Term Cash Incentive Award”) for the Performance Period (as defined below), subject to the terms and conditions set forth herein. “Performance Period” means the period from January 1, 2021 to December 31, 2023. Each calendar year within the Performance Period shall be referred to herein as a “Performance Year.”
2.Amount of Incentive Award; Aggregate Cap.
(a)Amount of Long-Term Cash Incentive Award. The Long-Term Cash Incentive Award shall have a target amount equal to $[●] (the “Target Award Amount”). Subject to the provisions of Section 4, the amount of the Long-Term Cash Incentive Award payable upon vesting (the “Award Payout Amount”) shall be equal to the lesser of (i) the sum of the Annual Accrued Amounts for each of the three Performance Years in the Performance Period and (ii) the Aggregate Cap multiplied by the Target Award Amount.
(b)Annual Accrued Amount. For each Performance Year, the Grantee shall be eligible to accrue an award amount (an “Annual Accrued Amount”) equal to (i) one-third of the Target Award Amount (the “Annual Target Amount”) multiplied by (ii) a percentage (the “Performance Multiplier”) based on the Company’s attainment of Adjusted Free Cash Flow targets for such Performance Year, with the Adjusted Free Cash Flow targets to be determined by the Committee no later than March 31 of each such Performance Year. For the 2021 Performance Year, the Adjusted Free Cash Flow targets shall be those set forth in Exhibit A to this Agreement. The range of Performance Multipliers which may be accrued with respect to each Performance Year is 0 to 200%. “Adjusted Free Cash Flow” with respect to each Performance Year, means the following: Adjusted EBITDA (excluding non-recurring items) minus the sum of operational capital (accrual basis), capitalized cash interest, capitalized cash G&A (excluding stock-based compensation), and cash interest expense.
(c)Aggregate Cap. Unless otherwise provided in this Agreement, the amount of the Long-Term Cash Incentive Award payable to the Grantee pursuant to this Section 2 is subject to an aggregate limitation (the “Aggregate Cap”). For this purpose, the Aggregate Cap shall be determined based on the average for the Performance Period of the Company’s annual Return on Capital Employed (ROCE) as set forth in the table below:

ROCE 3-year Average	Aggregate Cap
Less than 10%	75%
10% to 15%	150%
Above 15%	200%
For this purpose, “ROCE” means for each Performance Year the Company’s adjusted EBIT divided by the total of its average total assets for the period minus average current liabilities for the period.
(d)Determination of Award Amount. Within five (5) business days following the filing with the Securities Exchange Commission of the Company’s annual financial statements for the final Performance Year of the Performance Period (the “Calculation Date”), the Chairman of the Committee shall affirm the Performance Multiplier for each of the three Performance Years in the Performance Period, the Aggregate Cap, and the Award Payout Amount, and such determination shall be binding and final.
3.Payment Terms. Except as otherwise provided in Section 4, the Award Payout Amount shall be paid to the Grantee as soon as reasonably practicable (but no later than the second regularly scheduled payroll period) following the Calculation Date for the last Performance Year of the Performance Period, subject to the Grantee’s continued employment with the Company through such Calculation Date. For purposes of this Agreement, references to employment with the Company include employment with any successor to the Company as well as employment with any Subsidiary.
4.Termination of Employment; Forfeiture.
(a)Death and Disability. In the event the Grantee’s employment with the Company is terminated as a result of the Grantee’s death or Disability (as defined below) prior to the occurrence of a Change in Control, the Grantee will receive the Long-Term Cash Incentive Award in an amount equal to the sum of (i) for each Performance Year that ended prior to the date of such termination, the Annual Accrued Amount and (ii) for each other Performance Year, the Target Amount, to be paid as soon as reasonably practicable following the date of such termination of employment. For the avoidance of doubt, the Aggregate Cap shall not apply to amounts payable under this Section 4(a).
(b)Change in Control Event. In the event of a Change in Control, the Award Payout Amount shall equal the sum of (i) for each Performance Year ending prior to the effective date of such Change in Control (the “CIC Date”), the applicable Annual Accrued Amount, (ii) for the Performance Year in which the CIC Date occurs (the “CIC Year”), the CIC Amount (as defined below) and (iii) for any remaining Performance Years in the Performance Period, the Annual Target Amount. “CIC Amount” means the sum of (x) for each completed calendar quarter in the CIC Year (if any) prior to the CIC Date (each, a “Pre-CIC Quarter”), one-fourth (1/4) of the Annual Accrued Amount for the CIC Year as determined based on the Performance Multiplier as calculated based on the aggregate Adjusted Free Cash Flow for the Pre-CIC Quarters but with the applicable Adjusted Free Cash Flow targets for the CIC Year prorated based on the number of days of the CIC Year in the Pre-CIC Quarters, and (y) for each quarter in the CIC Year that is not a Pre-CIC Quarter, one-fourth (1/4) of the Annual Target Amount. For purposes of this Section 4(b), the Award Payout Amount, as calculated according to this Section 4(b), shall be paid following the end of the Performance Period in accordance with Section 2(d) and Section 3, subject to the Grantee’s continued employment with the Company or a Subsidiary through the end of the Performance Period. For the avoidance of doubt, the Aggregate Cap shall not apply to amounts payable under this Section 4(b).
(c)Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.
(i) For purposes hereof, “Cause” is defined as: (A) the conviction of the Grantee by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony or entering the plea of nolo contendere to such crime by the Grantee; (B) the commission by the Grantee of a material act of fraud upon the Company, any Subsidiary or Affiliate; (C) the material misappropriation by the Grantee of any funds or other property of the Company, any Subsidiary or Affiliate; (D) the knowing engagement by the Grantee without the written approval of the Board of Directors of the Company, in any material activity which directly competes with the business of the Company, any Subsidiary or Affiliate, or which would directly result in material injury to the business or reputation of the Company or any Subsidiary or Affiliate; (E)(1) a material breach by the Grantee during the Grantee’s employment with the Company of any of the restrictive covenants set out in the Grantee’s employment agreement with the Company, if applicable, or (2) the willful and material nonperformance of the Grantee’s duties to the Company or any Subsidiary or Affiliate (other than by reason of the Grantee’s illness or incapacity), and, for purposes of this clause (E), no act or failure to act on Grantee’s part shall be deemed “willful” unless it is done or omitted by the Grantee not in good faith and without his reasonable belief that such action or omission was in the best interest of the Company, (F) any breach of the Grantee’s fiduciary duties to the Company, including, without limitation, the duties of care, loyalty and obedience to the law; and (G) the intentional failure of the Grantee to comply with the Company’s Code of Business Conduct and Ethics, or to otherwise discharge his duties in good faith and in a manner that the Grantee reasonably believes to be in the best interests of the Company, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances.
(ii) For purposes hereof, “Disability” shall mean the physical or mental inability of Grantee to carry out the normal and usual duties of his position on a full-time basis for an entire period of six (6) continuous months together with the reasonable likelihood, as determined by the Committee, that Grantee, upon the advice of a qualified physician, will be unable to carry out the normal and usual duties of his position.
(d)Other Arrangements. The Carrizo Oil & Gas, Inc. Change in Control Severance Plan (as may be amended from time to time) (the “Carrizo CIC Plan”), and any other potential rights to equity acceleration benefits in connection with a termination of employment related to the merger of Carrizo Oil and Gas, Inc. with and into the Company (the “Other Acceleration Benefits”) shall not apply to the Long-Term Cash Incentive Award granted hereunder. As a condition of receiving this Award, the Grantee hereby expressly acknowledges and agrees that, notwithstanding anything set forth in the Carrizo CIC Plan to the contrary, the Change in Control Benefits (as defined in the Carrizo CIC Plan), the Severance Benefits (as set forth in Section 3.02(e)(3) of the Carrizo CIC Plan), and the Other Acceleration Benefits shall not apply to the Long-Term Cash Incentive Award granted hereunder, and hereby waives any right to any equity acceleration benefits provided for under the Carrizo CIC Plan or the Other Acceleration Benefits with respect to this Long-Term Cash Incentive Award. The Grantee further acknowledges and agrees that the Long-Term Cash Incentive Award shall not constitute a “bonus” (or similar term) for purposes of any other plan or agreement between the Grantee and Carrizo or the Company (or a subsidiary thereof), including, for the avoidance of doubt, for purposes of calculating severance benefits under any such agreement or plan.
(e)Forfeiture. Notwithstanding anything herein to the contrary, but subject to Section 4(a) and Section 4(b) herein and the terms of any change in control severance compensation agreement between the Grantee and the Company under which the Grantee is entitled to severance benefits and accelerated vesting of incentive awards (including the Change in Control Severance Compensation Agreement between the Company and the Grantee but not including the Carrizo CIC Plan and the Other Acceleration Benefits), upon termination of the Grantee’s employment with the Company (for any or no reason), the Long-Term Cash Incentive Award (to the extent not yet paid) shall be immediately forfeited without consideration.
5.Clawback Policy. The Grantee hereby acknowledges and agrees that all rights with respect to the Long-Term Cash Incentive Award are subject to the Company’s Clawback Policy, as may be in effect from time to time. The Grantee further acknowledges and agrees that the Long-Term Cash Incentive Award and amounts received with respect to the Long-Term Cash Incentive Award are subject to recoupment pursuant to the terms of the Company Clawback Policy.
6.Mandatory Withholding of Taxes. Grantee acknowledges and agrees that the Company shall deduct from the cash otherwise payable or deliverable an amount of cash that is equal to the amount of all federal, state and local taxes required to be withheld by the Company.

7.Notice. Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement shall be in writing and shall be delivered personally or sent by first class mail, postage prepaid to the following address:
Callon Petroleum Company
2000 W. Sam Houston Parkway South, Suite 2000
Houston, Texas 77042
Attention: Human Resources

with a copy to:
Callon Petroleum Company
2000 W. Sam Houston Parkway South, Suite 2000
Houston, Texas 77042
Attention: Law Department

Any notice or other communication to the Grantee with respect to this Agreement shall be in writing and shall be delivered personally, and (i) shall be sent by first class mail, postage prepaid, to Grantee’s address as listed in the records of the Company on the Effective Date, unless the Company has received written notification from the Grantee of a change of address, or (ii) shall be sent to the Grantee’s e-mail address specified in the Company’s records.
8.Grantee Employment. Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, shall confer or be construed to confer on the Grantee any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate the Grantee’s employment at any time, with or without cause; subject, however, to the provisions of the Grantee’s employment agreement, if applicable.
9.Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware. Any suit, action or other legal proceeding arising out of this Agreement shall be brought in the United States District Court for the Southern District of Texas, Houston Division, or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Harris County, Texas. Each of the Grantee and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.
10.Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all exhibits and schedules appended hereto, including the Plan. This Agreement is entered into, and the Award evidenced hereby is granted, pursuant to the Plan and shall be governed by and construed in accordance with the Plan and the administrative interpretations adopted by the Committee hereunder. All decisions of the Committee upon questions regarding this the Plan or this Agreement shall be conclusive. Unless otherwise expressly stated herein, the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan shall control. The headings of the sections of this

Agreement have been included for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
11.Code Section 409A. The Long-Term Cash Incentive Award granted under this Agreement is designed to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) and the related Treasury Regulations thereunder and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). If the Grantee is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Grantee has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any amount payable or settled under this Agreement on account of a separation from service that is deferred compensation subject to Section 409A of the Code shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Grantee’s separation from service, (2) the date of the Grantee’s death, or (3) such earlier date as complies with the requirements of Section 409A of the Code.
12.Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if the Grantee is a “disqualified individual” (as defined in Code Section 280G(c)), and the payments and benefits provided for under this Agreement, together with any other payments and benefits which the Grantee has the right to receive from the Company or any of its affiliates or any party to a transaction with the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Code Section 280G(b)(2)), then the payments and benefits provided for under this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Grantee from the Company and its affiliates will be one dollar ($1.00) less than three times the Grantee’s “base amount” (as defined in Code Section 280G(b)(3)) and so that no portion of such amounts and benefits received by the Grantee shall be subject to the excise tax imposed by Code Section 4999 or (b) paid in full, whichever produces the better net after-tax position to the Grantee (taking into account any applicable excise tax under Code Section 4999 and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing payments or benefits to be paid hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by a nationally recognized accounting firm selected by the Company. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Grantee’s base amount, then the Grantee shall immediately repay such excess to the Company upon notification that an overpayment has been made.

13.Grantee Acceptance. By electronically accepting this Agreement the Grantee hereby accepts the cash bonus award provided herein subject to the terms and conditions provided herein.

Grantee:

______________________________
[NAME]

Exhibit A
2021 Performance Year Performance Multiplier

1.     General. The Annual Accrued Amount for the 2021 Performance Year under the Agreement will be determined based on the Company's Adjusted Free Cash Flow for 2021 as shown in the following table. If the Adjusted Free Cash Flow is between amounts shown, the Performance Multiplier shall be linearly interpolated; provided however, that (i) in no event will the Performance Multiplier be greater than 200% and (ii) the Performance Multiplier will be 0% if the Adjusted Free Cash Flow is not at least $90 million.

Adjusted Free Cash Flow	Performance Multiplier
$200 million or greater	200%
$130 million	100%
$90 million	50%
Less than $90 million	0%